EXHIBIT 99.1
NEWS MEDIA CONTACTS:
U.S.:
Sears Holdings Public Relations
(847) 286-8371

Canada:
John Lute, Lute & Company
(416) 929-5883

INVESTOR CONTACT:
Scotia Capital Inc.
(416) 945-4508

FOR IMMEDIATE RELEASE:
February 9, 2006


                      SEARS HOLDINGS MAILS OFFER TO ACQUIRE
                         MINORITY SHARES OF SEARS CANADA
                         REJECTS FLAWED VALUATION REPORT

HOFFMAN ESTATES, Ill., -- Sears Holdings Corporation (NASDAQ: SHLD) announced that it is mailing today its offer to acquire any and all of the outstanding common shares of Sears Canada Inc. (TSX: SCC), other than those already held by Sears Holdings and its affiliates, for C$16.86 per share in cash. Sears Holdings currently owns approximately 53.8% of the outstanding shares of Sears Canada. The offer is open for acceptance until 8:00 pm Eastern Standard Time on March 17, 2006.

"Our offer represents full and fair value for Sears Canada. We firmly believe that our offer provides the best alternative for all Sears Canada shareholders and that Sears Canada's current market price reflects unrealistic market expectations for a higher bid," said Alan Lacy, vice chairman of Sears Holdings. "Sears Canada faces an increasingly competitive retail environment as is evidenced by its disappointing financial and operating performance. Unless Sears Holdings owns 100% of Sears Canada, Sears Canada will continue to struggle to compete against large U.S. and Canadian retail competitors and to make the changes necessary to adapt to this increasingly competitive retail environment in Canada."

In its takeover bid circular, Sears Holdings outlines several compelling reasons why shareholders should accept the offer, including:

|-| The offer price represents a significant premium to historical prices and implies a price-earnings multiple that is materially higher than Sears Canada's historical trading multiples

|-| Natcan Investment Management Inc., Sears Canada's largest minority shareholder with approximately 9% of the outstanding shares, has agreed to tender all of the shares of Sears Canada that it owns or controls for the offer price of C$16.86

|-| The shares can be expected to trade at a significant discount to the offer price if Sears Holdings is not successful in acquiring 100% of the shares

|-| There are few, if any, opportunities for shareholders to realize enhanced value for their shares other than through the offer because:
      |-| Sears Holdings intends to maintain majority control of Sears Canada for the foreseeable future
      |-| The conversion of Sears Canada to an income trust could have negative tax consequences to Sears Holdings and therefore Sears Holdings will not approve such a conversion

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      |-|   Sears Canada has completed the credit portfolio sale and
            distributed most of the related proceeds to shareholders
      |-| Transactions involving the real estate assets of Sears Canada are unlikely to produce any material value enhancement

While the offer is subject to customary conditions, it is not subject to a minimum tender condition. Sears Holdings will acquire any and all shares tendered to its offer prior to the expiration date.

In response to the announcement by Sears Holdings of its intention to make the offer, the Board of Directors of Sears Canada established an independent committee to supervise the preparation of an independent formal valuation of the shares of Sears Canada. As more fully described in its valuation report, Genuity Capital Markets is of the opinion that, as of February 7, 2006, the fair market value of the shares is in the range of C$19.00 to C$22.25 per share. The valuation report is included in its entirety in the takeover bid circular.

Sears Holdings believes that shareholders of Sears Canada should critically review the valuation report prepared by Genuity, and when assessing its relevance, should carefully consider the following factors:

|-| The Genuity valuation ignores the critical fact that Sears Canada does not own the Sears trademarks and tradenames in Canada, including the Sears name itself, and powerful brands including Kenmore, Craftsman, and DieHard. Instead,Genuity implicitly assumes that a third-party purchaser would continue, despite the contrary terms of the existing license agreement, to have access to the trademarks on a royalty-free basis or, alternatively, would not require or place value on the trademarks

|-| Genuity places no weight on the arm's length offer price of C$16.86 negotiated between Sears Holdings and Natcan, which holds approximately 9% of the outstanding Sears Canada shares. Further, the valuation range does not even include this negotiated price

|-| Genuity correctly suggests that the most relevant precedent transaction is the acquisition of Hudson's Bay Company, but then materially overstates the implied transaction multiple by not adjusting the multiple downward to reflect the recent sale of HBC's credit card portfolio

|-| Genuity overstates the "excess cash" position of Sears Canada by failing to recognize that the year-end figures represent the seasonal high cash position for the business and that there are significant cash requirements associated with ongoing retail operations

|-| Genuity's financial projections assume, without adequate explanation or support, the immediate reversal of long-term declining sales and margins trends in the face of an increasingly competitive environment

|-| Genuity assumes that the appraised value of the joint venture real estate properties can be realized immediately and without any discount despite the fact that there are contractual restrictions on the sale of the properties and that there is a limited market for such joint venture interests. Further, Genuity has incorrectly assumed that sale-leaseback transactions for the owned real estate would yield significant value creation for Sears Canada

|-| Genuity assumes that an income trust conversion is possible without structural and tax implications although Sears Holdings, a U.S. corporation, holds a majority of the outstanding shares and could be subject to negative tax consequences as a result of such a conversion. Further, Genuity values the "hypothetical" trust at yields determined by reference to existing Canadian retail trusts that have much better business prospects than Sears Canada; and finally

|-| In forming its views as to fairness, Genuity fails to comment on the most relevant valuation metric for shareholders - the expected trading value of the common shares if Sears Holdings does not acquire 100% of the shares of Sears Canada.


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Mr. Lacy added, "The work of the independent valuator does not take into account a number of factors that are critical to accurately valuing Sears Canada. As the valuator did not adequately account for these key elements, shareholders should reject its conclusions. We are confident that shareholders of Sears Canada will recognize that our offer is a full and fair price that provides immediate liquidity to all shareholders."

Scotia Capital Inc. is acting as financial advisor to Sears Holdings.


ABOUT SEARS HOLDINGS CORPORATION
Sears Holdings Corporation is the third largest broadline retailer in North America with approximately $55 billion in annual revenues, and with approximately 3,900 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Steward Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation's largest provider of home services, with more than 14 million service calls made annually. For more information, visit Sears Holdings' website at WWW.SEARSHOLDINGS.COM.